FOR IMMEDIATE RELEASE	Contact:
CannaSys, Inc.
Patrick G. Burke
Chief Executive Officer
Tel: 720.724.7515
Email: patrick.burke@cannasys.com
Web: www.cannasys.com

Citizen Toke Beta Platform Showing Strong User Response to Initial Ads

Click Through Rates for Targeted Customer Marketing Driving Accelerated User Base Growth

DENVER, July 27, 2017 – CannaSys, Inc. (OTC QB: MJTK) (“CannaSys”), a marketing, branding, and technology company, today announced intentions to dramatically increase the user base of its product, Citizen Toke, after strong indicators of user engagement with marketing messages distributed through the platform.

CannaSys released the Citizen Toke beta platform to multiple participating dispensaries and a select number of users. Initial retention and user engagement metrics have shown promising results.

Citizen Toke offers exclusive, instant, location-based, gamified promotions for cannabis retailers looking to more intimately connect with their consumers directly through SMS. Citizen Toke is an efficient means for retail centers to communicate exclusive promotions to their consumers and to extend brand awareness to current and potentially new customers.

Patrick Burke, CannaSys’ Chief Executive Officer, commented: “The Citizen Toke platform distributes ads for dispensaries to users with a limited time to accept and redeem offers. Essentially, this iteration of Citizen Toke provides dispensaries with the opportunity to give exclusive deals that will get new customers in the door quickly. During the initial beta launch, Citizen Toke has had a click-through-rate of nearly 60%, significantly higher than competing marketing platforms. Furthermore, a very low percentage of users opted out of the platform after they received their first deal.”

Last week, CannaSys released its first video advertisement through Snapp Digital, which distributes cannabis-related advertisements on monitors within dispensaries. “It’s companies like CannaSys that see firsthand the benefits of Snapp’s simple ad platform to push their brand in front of a hyper-targeted customer base,” explains Dustin Lato, Co-Founder of Snapp Digital. “The well-designed, animated ad content done for Citizen Toke demands attention and gives dispensaries another way to engage and educate customers. It’s a win-win for everyone.”

CannaSys continues to explore multiple-user acquisition channels. Burke commented, “We are introducing Twitter ads targeted at potential users in Denver and Boulder along with multiple ‘guerilla’ marketing tactics to bolster numbers in the upcoming weeks. We are focused on proving a financially sustainable platform here in Colorado that will be expandable to markets outside of the state.”

CannaSys and its board and senior management remain committed to creating long-term shareholder value and will provide timely updates to shareholders as they occur.

About CannaSys, Inc.

CannaSys is a technology solutions, marketing, and branding company. Its core products are delivered “software as a service” to facilitate point-of-purchase transactions and customer relationship marketing solutions. CannaSys plans to develop, acquire, and build strategic relationships with other businesses in order to bring additional solutions to market. For more information, please visit www.cannasys.com and www.citizentoke.com.

About Snapp Digital, LLC

Snapp Digital is a Software as a Service (SaaS) platform that automates the entire advertising process on digital signage (TV screens) inside retail businesses—everything from selling and managing ad inventory to ad approvals, an online buying portal, uploading and managing ad content, and automatically deploying ads across multiple screens. Snapp Digital has recently introduced a new technology that categorizes customers by persona allowing advertisers the ability to see which ads are working and who they are reaching so they can better target their ads. For more information, please email sales@snappdigital.com or visit www.snappdigital.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys’s dependence on third-party suppliers, and other risks detailed from time to time in CannaSys’s periodic reports filed with the U.S. Securities and Exchange Commission.